Exhibit 3.11

CERTIFICATE OF FORMATION

OF

ALLEYTON SERVICES COMPANY, LLC

This Certificate of Formation of Alleyton Services Company, LLC (the “Company”), dated as of February 4, 2014, is being duly executed and filed by an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del C. § 18-101, et. seq.).

FIRST. The name of the limited liability company formed hereby is Alleyton Services Company, LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington 19808, County of New Castle.

THIRD. The name and address of the registered agent of the Company for service of process in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington 19808, County of New Castle.

IN WITNESS HEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Hannah Littman
Name: Hannah Littman
Title: Authorized Person